Exhibit 21.1

Subsidiaries of Veritiv Corporation
As of December 31, 2018

Name of Subsidiary	Jurisdiction
Alco Realty, Inc.	Delaware
All American Containers of Puerto Rico, LLC	Florida
Graph Comm Holdings International, Inc.	California
Graph Comm International (UK Branch Office)	United Kingdom
MC xpedx, S. de R.L. de C.V.	Mexico
Oficina Central de Servicios, S. A. de C. V.	Mexico
Paper Corporation of North America	Delaware
Unisource Belgium BVBA	Belgium
Unisource Global Solutions - Malaysia Sdn. Bhd.	Malaysia
Unisource Global Solutions - Singapore Pte. Ltd.	Singapore
Unisource International China, Inc.	Delaware
Unisource International Holdings, Inc.	Delaware
Unisource International Holdings, Inc. Chengdu Rep Office	China
Unisource International Holdings, Inc. Shanghai Rep Office	China
Unisource International Holdings Poland, Inc.	Delaware
Unisource International Holdings Poland, Inc. (Poland Branch Office)	Poland
Unisource Trading (Shanghai) Co., Ltd	China
Unisource Trading (Shanghai) Co., Ltd - Chengdu Branch	China
Unisource Trading (Shanghai) Co., Ltd - Shenzhen Branch	China
Veritiv Canada, Inc.	Canada
Veritiv Europe GmbH	Germany
Veritiv Netherlands B.V.	Netherlands
Veritiv Operating Company	Delaware
Veritiv Publishing & Print Management, Inc.	California
Veritiv, S.A. de C.V.	Mexico
xpedx Holdings S.A.R.L.	Luxembourg
xpedx Mexico Nominee Holdings S.A.R.L.	Luxembourg